EXHIBIT 29
              MANAGEMENT, ADMINISTRATION AND CONSULTING AGREEMENT


         This Management, Administration and Consulting Agreement (the "Agreement"), dated as of March 6, 1998 is made and entered into by and between PacWest Inland Empire, LLC, a Delaware limited liability company ("PacWest"), and each of those entities described on Exhibit A attached hereto (the "General Partners") which constitute the general partners of the limited partnerships described on Exhibit A attached hereto (the "Limited Partnerships"), and the Limited Partnerships. The General Partners have entered into this Agreement on their behalf and on behalf of each of the Limited Partnerships for which they serve as general partners. Each of the Limited Partnerships is also referred to herein as a "Partnership."

                                    RECITALS

         A. The parties intend by this Agreement to provide the terms and conditions whereby PacWest will provide for the General Partners and the Partnerships (i) property management services for the real estate properties owned, operated or managed, in whole or in part, by the Partnerships; (ii) partnership administrative services which the General Partners are obligated to perform for or render to the Partnerships; (iii) consulting services concerning the acquisition or disposition of property interests, including, without limitation, leases; and (iv) provide asset management and development consulting services to the Partnership.

         B. This Agreement is drafted as if it were made and entered into by and between PacWest and only one Partnership. However, notwithstanding the use of the word "Partnership" in the singular form, each and every provision of this Agreement applies to each and every Partnership listed on Exhibit A attached hereto. Further, the provisions for the management, administration and consulting services contained and defined herein shall apply to each Partnership separately.


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                                    AGREEMENT

         NOW,  THEREFORE,   in  consideration  of  their  mutual  covenants  and
agreements set forth in this Agreement, the parties agree as follows:

1.       GENERAL

         1.1 Engagement. The Partnership hereby engages PacWest to perform or contract for Management, Administration and Consulting services (defined below).

                  1.1.1  "Management"  refers  to  the  operation,  maintenance, leasing, renting and provision of other management services with respect to the land and improvements (collectively the "Property") in which the Partnership has an Ownership Interest (defined below). The Property is more particularly described on Exhibit B attached hereto. The terms and conditions governing PacWest's Management of the Property are set forth in the Business Plan (defined in Section 2.4) and in this Agreement attached hereto as Exhibit C. PacWest shall utilize trained, experienced personnel employing sound and professional real estate management and mortgage/loan servicing practices and techniques consistent with professional real property management and mortgage/loan servicing standards prevailing in the region where the Property is located. For the purposes of this Agreement, "Ownership Interests" shall include, without limitation, all types of corporate or partnership equity or mortgage interests, whether held directly or indirectly through a partnership, corporation or other entity, or through a series or combination thereof.

                  1.1.2 "Administration" refers to the performance of all administrative services required to be rendered by the General Partner under the agreement establishing the Partnership ("Partnership Agreement"). Administration includes without limitation (except the limitations specified in this Agreement) the daily business affairs and ministerial acts of the Partnership; preparation of the Business Plan; accounting services; cash management; make available legal advice and services, including, without limitation, compliance with state and federal regulatory requirements; maintenance of partner relations; printing, duplicating and mailing services in connection with all reports and other communications with the partners and computer services required in connection with the operation of the Partnership; tax services including, without limitation, the timely preparation, distribution to the Partnership and filing of all required or necessary local, state and federal income tax materials; preparation of appeal of real and personal property tax assessments; provision of office space and facilities for PacWest personnel engaged in rendering the services described in this Agreement; and purchasing of office supplies and equipment used in connection with rendering the services described in this Agreement. All Administration shall be conducted by PacWest in compliance with the provisions of this Agreement, including, but not limited to, the provisions of Section 8.

                  1.1.3 "Consulting" refers to consulting with and advising the Partnership during reasonable business hours, concerning the management of the Partnerships and the properties owned by the Partnerships and such changes as should be made with respect thereto .




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         1.2  Services  Excluded.  The  General  Partner  shall  be  and  remain
responsible  for  completing  any  specific   administrative   tasks  which  are
uncompleted as of the Commencement Date (defined below), such as the completion of the filing of any federal or state income tax returns and any annual, quarterly or other reports required to be filed with the Securities and Exchange Commission or any other regulatory agency for any period ending prior to the Commencement Date.

         1.3 Commencement Date. PacWest's duties and responsibilities under this Agreement shall begin on April 1, 1998 (the "Commencement Date") and shall continue until termination as provided in Article 11.

         1.4 Transition Agreement. The parties hereto agree to enter into a Transition Agreement in the form attached hereto, marked Exhibit "D" providing for the payment of costs incurred, and use of employees and assets of, each party, and designating the tasks to be completed by each party related to the transition of management duties from the managing partners to PacWest after the Commencement Date.

2.       PACWEST'S RESPONSIBILITIES

         2.1 Management, Administration and Consulting. PacWest shall perform the Management, Administration and Consulting services in an efficient and satisfactory manner in conformance with the Business Plan and this Agreement. PacWest shall undertake all activities reasonably necessary to implement each approved Business Plan, subject to any express limitations on PacWest's authority set forth in such approved Business Plan or otherwise in this Agreement and subject to the provisions of the Partnership Agreement. In performing such duties, PacWest shall act in a fiduciary capacity with respect to the protection of the Partnership's assets.

         2.2      Independent Contractor; Employees.

                  2.2.1 PacWest is hereby engaged by the Partnership as an independent contractor.

                  2.2.2 PacWest shall have in its employ at all times a sufficient number of employees to enable PacWest to professionally perform the Management, Administration and Consulting services in accordance with the Business Plan and this Agreement. All matters pertaining to the employment and supervision of such employees shall be the sole and exclusive responsibility of PacWest. All persons employed by PacWest in connection with the services to be rendered hereunder shall be PacWest's employees. In summary, the Partnership shall have neither any employees providing Management, Administration and Consulting services nor any responsibilities nor liabilities with respect to PacWest's employees, except as otherwise described herein.

         2.3      Compliance With Obligations.



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                  2.3.1 PacWest  shall use diligent  efforts to fully comply and to cause the Partnership to fully comply with federal, state and municipal laws, ordinances, regulations and orders relative to the Management, Administration and Consulting services and with the rules, regulations or orders of the local Board of Fire Underwriters or other similar bodies. PacWest shall use diligent efforts to remedy expeditiously any violation of any such law, ordinance, rule, regulation or order. Expenses incurred in remedying violations shall be paid from the Operating Account.

                  2.3.2 PacWest shall be responsible for the Partnership's full compliance with all terms and conditions contained in any ground lease, space lease, mortgage, deed of trust or other instrument affecting the Property, at the expense of the Partnership and in accordance with this Agreement, unless otherwise provided for in the Business Plan or by agreement with the General Partner.

         2.4      Business Plan.

                  2.4.1 Beginning with the calendar year 1999, PacWest shall, in cooperation with the Partnership, prepare and submit to the Partnership, for the Partnership's approval, a business plan for Management, Administration and Consulting services (the "Business Plan"). The Business Plan shall include a detailed budget of projected income and expenses, a capital expenditure budget, leasing projections and guidelines, as well as a plan of the Administration and Consulting services to be provided to the Partnership. The Partnership shall have a reasonable period of time after PacWest's delivery to the Partnership of the proposed Business Plan to approve or disapprove such Business Plan, which approval or disapproval may not be unreasonably withheld. If the Partnership disapproves the Plan, the Partnership shall specify in reasonable detail the reasons for such disapproval. PacWest shall promptly revise the Business Plan as may be necessary to address the reasons for the disapproval and shall resubmit the Business Plan to the Partnership for approval. All references to the Business Plan hereinafter used in this Agreement shall mean the approved Business Plan.

                  2.4.2 For the period beginning on the Commencement Date through December 31, 1998 (the "Interim Period"), the Partnership and PacWest shall use their diligent efforts to jointly prepare a business plan for the management, administration and consulting services (the "Interim Plan"). The Interim Plan shall include a detailed budget prepared by the Partnership of projected income and expenses, capital expenditure budget, leasing projections and guidelines, as well as a plan of the administration and consulting services to be provided to the Partnership. All references to the "Year," "Calendar Year," or "Fiscal Year" in this Agreement, except those references in Section 2.4.1, shall refer to the Interim Period as well. All references in this Agreement to the "Business Plan" or "Plan," except those references in Section 2.4.1, shall include and refer to the Interim Plan as well.



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                  2.4.3  PacWest  shall use diligent and  reasonable  efforts to ensure that the actual costs of Management, Administration and Consulting services do not exceed the operating budget which is a part of the approved Business Plan (the "Operating Budget"), in total. Subject to the provisions hereof, PacWest shall have the authority, without the Partnership's prior written consent, to expend sums specified in the budget and up to $5,000 for non-budgeted items provided the amount expended on non-budgeted items shall not exceed $20,000 in the aggregate in any calendar year and undertake such activities as are expressly authorized in the Business Plan or in this Agreement.

                  2.4.4 PacWest shall inform the Partnership of any major anticipated increases or decreases in costs, expenses, income or needed capital expenditures that were not reflected in the Business Plan.

                  2.4.5 PacWest shall perform periodic property visits to determine that any property is not subject to conditions which may reduce the value of a property such as squatters, prevention of dumping of trash, removal of trash and similar conditions.

PacWest shall cooperate with the Partnership to prepare reasonable periodic forecasts of operations for the balance of the current year.

         2.5 Utilities. PacWest shall, on behalf of the Partnership, enter into, renew and maintain contracts in the Partnership's name, for electricity, gas, telephone, fuel oil and other necessary utility services for the Property. PacWest shall not be responsible for interruption of any such utility services or the inability to obtain any such utility services, unless such interruption or inability is caused by PacWest's or PacWest's employees', officers' or directors' negligence or willful misconduct.

         2.6 Collection of Rents and Other Income. PacWest shall use diligent efforts to collect all rents, interest and other charges which may become due at any time from any tenant, borrower or from others for services provided in connection with or for the use of any of the Property. PacWest shall collect and identify any income due the Partnership from miscellaneous services provided to tenants or the public including, but not limited to, parking income, tenant storage and coin-operated machines of all types (e.g., washer, dryers, vending machines and pay telephones). All monies to collected shall be deposited in the Operating Account, as defined below.

         2.7 Repairs, Maintenance and Entitlement Service. PacWest shall attend, at the Partnership's expense, to the making and supervision of all ordinary and extraordinary repairs, decorations and alterations, subject to the limits of the approved Business Plan, including expenditures to refurbish, rehabilitate, remodel or prepare space covered by new leases, selection and coordination of consultants required to do any entitlement work on any property and premise and provide for weed abatement on any property.

         2.8 Capital Improvements. The approved Business Plan shall constitute authorization for PacWest to expend money for those authorized capital projects described in such Business Plan. PacWest shall submit to the Partnership as part of the regular monthly operating reports, a description of the status of any capital expenditure activity.

         2.9 Real Estate and Personal Property Taxes. PacWest shall obtain and verify bills for real estate and personal property taxes, improvement assessments and other like charges which are or may become liens against the Property and recommend payment or contest of the same as in its best judgment it shall determine. PacWest shall pay such bills promptly, avoiding penalty for late payment and taking advantage of discounts.


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PacWest  shall  coordinate  any appeal of a real estate tax bill as directed and approved by the Partnership.

         2.10 Leasing. PacWest may secure the services of one or more leasing agents on behalf of the Partnership and shall make every reasonable effort to procure and keep desirable tenants for the Property, at the expense of the Partnership. Immediately following notice of any impending vacancy, PacWest shall use its diligent efforts to expeditiously secure a replacement tenant on a commercially reasonable and competitive basis.

         2.11 Execution of Leases. All leases are to be prepared in the name of the Partnership and shall be executed by PacWest as agent for the Partnership.

         2.12 Collection of Insurance Certificates From Tenants. PacWest shall use reasonable efforts to collect from all tenants of the Property certificates of insurance consistent with and evidencing all coverages required to be carried by the terms of such tenants' leases. A new certificate of insurance shall be collected from each tenant at least thirty (30) days prior to the date on which any prior certificate of such tenant would expire. PacWest shall retain in trust for the Partnership the originals of all certificates of insurance collected by PacWest. In the event PacWest, after using reasonable efforts, is unable to collect a certificate of insurance from a tenant, PacWest shall have no liability in connection with such tenant's failure to provide a certificate of insurance. PacWest agrees to inform the General Partner within ten (10) days after PacWest becomes aware of a tenant's failure to provide a certificate of insurance.

         2.13 Investor Services. PacWest shall maintain the investor records of the Partnership including any processing required to comply with investor requests for transfer of units of limited partner interest and prepare a semi-annual newsletter for the Partners of each Partnership. PacWest shall charge a reasonable transfer fee for any transfer of units of limited partnership interests made by a limited partner of the Partnerships.

         2.14 Partner Relations. PacWest shall respond timely to all inquiries from investors and shall prepare, and arrange for the printing, duplicating and mailing services in connection with all reports and other communications with the partners, including the processing, production and mailing of distribution checks to the partners.

         2.15 Tax Services. PacWest shall, on a timely basis, prepare or cause to be prepared and file on behalf of the Partnership all required or necessary local, state and federal income tax reports and returns and shall distribute all required tax information to the partners. PacWest shall recommend to the Partnership strategies for prudent and beneficial local, state and federal income tax planning.



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         2.16 Regulatory Filings.  PacWest shall, on a timely basis, prepare and file all filings, statements and records required by any applicable local, state or federal regulatory agency, including without limitation, the Securities and Exchange Commission. PacWest, at the direction of the General Partner, shall file any and all amendments to such regulatory filings. All such regulatory filings, statements and records shall be submitted to the General Partner on or before submission to the applicable agency. Further, PacWest shall, within a reasonable time prior to filing, furnish drafts of such regulatory filings to the Partnership to the extent available and to the extent time permits. PacWest shall execute all changes requested by the General Partner prior to filing or, if not feasible, by amendment subsequent to filing. The General Partner's failure or delay in furnishing requested changes to PacWest such that PacWest is unable to timely file the regulatory filing, statements or records, shall not create any liability for PacWest.

         2.17     Service Contracts.

                  2.17.1 PacWest shall be able to enter into, on behalf of the Partnership, any contract in connection with the Management, Administration and Consulting services to be provided hereunder.

                  2.17.2 All contracts entered into in connection with Management, Administration and Consulting services shall: (a) be in the name of the Partnership; (b) be assignable, at the Partnership's option, to the Partnership's nominee; (c) include a provision for cancellation thereof by the Partnership upon not more than thirty (30) days written notice (any exception to this provision must have the prior written consent of the Partnership); and (d) if applicable, require that all contractors provide evidence of insurance sufficient to meet the requirements of Section 3.3.

         2.18 Contracts With Related Parties. PacWest may arrange for the furnishing of Management, Administration or Consulting services contemplated hereunder by any other person, corporation, partnership, trust or other entity (hereinafter referred to as a "Related Party") related to or affiliated with PacWest, provided such proposed related or affiliated party is professionally qualified and competent and any fees charged by such Related Party shall-be included herein and not in addition to the fees and reimbursements contemplated hereunder. Unless the context or language indicates otherwise, the use of the term "PacWest" in this Agreement shall be deemed to include any such Related Party performing services hereunder.

         2.19 Limitation of PacWest's Responsibility/Authority. Any advances PacWest makes to the Partnership are valid debts of the Partnership. Further, PacWest shall not be authorized to acquire any asset on behalf of the Partnership, sell or otherwise dispose of any asset of the Partnership, amend any Partnership Agreement, refinance any asset of the Partnership or otherwise take any action unless such action has been specifically approved in the Business Plan or otherwise.

         2.20 Regulatory Filings. PacWest shall, on a timely basis, prepare and file all filings, statements and records required by any applicable local, state or federal regulatory agency, including without limitation, the Securities and Exchange Commission. PacWest, at the direction of the General Partner, shall file any and all amendments to such regulatory filings. All such regulatory filings, statements and records shall be submitted to the General Partner on or before submission to the applicable agency. Further, PacWest shall, within a reasonable time prior to filing, furnish drafts of such regulatory filings to the Partnership. PacWest shall execute all changes requested by the General Partner prior to filing or, if not feasible, by amendment subsequent to the filing.

3.       INSURANCE



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         3.1 Partnership's Insurance. PacWest, on behalf of the Partnership, and the General Partner who shall be named insureds on all policies as an operating expense, will obtain and keep in force adequate insurance against physical damage and against liability for loss, damage or injury to property or persons which might arise in connection with the business of the Partnership or ownership or occupancy of the Property. The types and amounts of such insurance shall be determined by the Partnership in the exercise of its reasonable discretion based upon recommendations by PacWest, but shall provide minimum liability coverage of $1,000,000 per person and $3,000,000 per incident, and shall have umbrella coverage up to $5,000,000.. The insurance described in this Section may be carried under a policy or policies covering other property managed by PacWest, provided that such policy or policies do not reduce the amount and type of coverage required by the Partnership pursuant to this Section.

The Partnership shall indemnify, defend and hold PacWest harmless from any and all claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including attorneys' fees and court costs on account of such loss, damage or injury, provided:

                  3.1.1 PacWest promptly notifies the Partnership and the insurance carrier after PacWest receives notice or becomes aware of any such loss, damage or injury;

                  3.1.2 PacWest and PacWest's employees, contractors and agents take no action (such as admission of liability) which bars the Partnership from obtaining any protection afforded by any policy the Partnership may hold or which prejudices the Partnership in its defense of a claim based on such loss, damage or injury; and

                  3.1.3 Such loss, damage or injury does not arise out of any gross negligence, willful misconduct or breach of obligation under this Agreement by PacWest or its employees, officers or directors or out of any acts performed by PacWest or its employees, officers or directors outside the scope of its authority hereunder.

Subject to the approval of the appropriate insurance carrier, PacWest shall assist the Partnership in the defense of any claim, demand or suit arising out of any such loss, damage or injury. Nothing herein shall be construed to affect the general requirement of this Agreement that the Property shall be managed, operated and maintained in a safe condition and in a proper and careful manner. PacWest shall furnish all information in PacWest's possession or which PacWest has access to as requested by the Partnership for the purpose of establishing the placement of insurance coverage and shall aid and cooperate in every reasonable way with respect to such insurance and any loss thereunder. The Partnership shall include in its hazard policy covering the Property or any personal property, fixtures and equipment located thereon, and PacWest shall include in any fire policies for its furniture, furnishings or fixtures situated at the Property, appropriate clauses pursuant to which the respective insurance carriers shall waive all rights of subrogation with respect to losses payable under such policies.

         3.2 PacWest's Insurance. PacWest shall maintain, at its expense, insurance coverage in the following minimum amounts:

                  3.2.1    Workers' Compensation -- Statutory Amount;



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                  3.2.2    Employer's Liability (in those states where it is
required) -- $100,000 minimum;

                  3.2.3    Comprehensive General Liability:

                           a.       $500,000 per person,  $1,000,000 per
occurrence for bodily injury, and $300,000 property damage or $1,000,000 combined single limit; and

                           b.       Umbrella coverage of not less than
$2,000,000, and

                           3.2.4    A fidelity bond acceptable to the Partner-
ship  in an amount  not less than $500,000.

PacWest shall furnish the Partnership with certificates evidencing such coverage, which shall include provisions to the effect that the Partnership will be given at least thirty (30) days prior written notice of cancellation of or any material changes in any of such policies.

         3.3 Subcontractors' Insurance. PacWest shall require that all parties performing work on or with respect to the Property, including, without limitation, subcontractors and service vendors, maintain insurance coverage at such parties' expense, in an amount satisfactory to the Partnership; provided, however, such parties shall not be required to maintain insurance in amounts greater than the amounts listed below unless the work to be performed is sufficiently hazardous to warrant greater amounts:

                  3.3.1    Workers' Compensation -- Statutory Amount:

                  3.3.2 Employer's Liability (in those states where it is required) -- $100,000 minimum;

                  3.3.3    Comprehensive General Liability

                           a.       $500,000  per person and  $1,000,000  per
                                    occurrence  for bodily  injury,  and
                                    $300,000 for property damage or

                           b.       $1,000,000 combined single limit; and

                  3.3.4 A fidelity bond acceptable to the Partnership in an amount not less than $1,000,000.


PacWest shall obtain and keep on file a certificate of insurance which shows that each such party is so insured.

4. FINANCIAL REPORTING AND RECORD KEEPING



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         4.1 Books of Account of PacWest.  PacWest shall  maintain  adequate and separate books and records in connection with the Management, Administration and Consulting services, the entries to which shall be supported by sufficient documentation to ascertain that the entries are accurate.

Such books and records shall be maintained by PacWest at PacWest's address stated herein or at such other reasonable location as PacWest may designate in writing.

         4.2      Partnership Books and Records.

                  4.2.1 PacWest shall prepare and maintain the books and records set forth in the Partnership Agreement on behalf of the Partnership, which books and records shall be available to the inspection of the Partnership. As part of the books and records of the Partnership, PacWest shall maintain, without
limitation,   (a)  all   bank   statements,   bank   deposit   slips   and  bank
reconciliations; (b) detailed cash receipts and disbursement records; (c) general ledger listing or list of disbursements; (d) all invoices for capital expenditures and nonrecurring items; (e) summaries of adjusting journal entries;
(f) copies of paid bills; (g) detailed trial balance; and (h) such other documents as are reasonable or appropriate. In addition, PacWest shall maintain for inspection in its offices (or such other reasonable location as it may designate in writing to the Partnership) supporting documentation for payroll, payroll taxes and employee benefits.

                  4.2.2 PacWest shall exert such control over accounting and financial transactions as is reasonably prudent and required to protect the Partnership's asset's from theft, negligence or fraudulent activity on the part of PacWest's employees or other agents. Losses arising from such instances are to be borne by PacWest to the extent not covered by insurance and shall include but not be limited to: (a) theft of assets by PacWest's employees or other agents; (b) penalties or loss of discount due to grossly negligent or willful delay in payment of bills or invoices; (c) overpayment or duplicate payment of invoices arising from either fraud or negligent or willful error; (d) overpayment of labor costs arising from either fraud or negligent or willful error; and (e) use of facilities by PacWest's employees, contractors or agents except as set forth in the Business Plan, Monthly Report or as otherwise approved by the Partnership.

         4.3 Annual Reports. PacWest shall furnish reports ("Annual Reports") of all transactions occurring from the first day of each calendar year to the last day of such year. These reports are to be received by the Partnership no later than twenty (20) calendar days after the end of each year and must show, as applicable, all collections, delinquencies, uncollectible items, vacancies and other matters pertaining to Management, Administration and Consulting services during the year.

In addition to the above, Annual Reports shall include, as applicable, but not be limited to a current detailed rent roll for the Property; update of ongoing marketing programs, including leasing and prospect reports; capital improvement program status, including details of expenditures and completions; statement of income and expenses with variances from the approved budget; and update of administrative, brokerage and consulting services provided. PacWest shall provide necessary work papers and supporting documentation and assist in the preparation of the annual audit if the Partnership is publicly held and financial statements if the Partnership is privately held. Any such annual audit and financial statements are to be issued within ninety (90) days after the end of each fiscal year or as necessary to comply with regulatory requirements.

         4.4 Accounting Principles. All financial statements and reports required by the Partnership will be prepared on an accrual basis, and quarterly and annual statements shall be prepared in accordance with generally accepted accounting principles.

         4.5 Partnership's Property. All books, records, invoices and other documents received or generated by PacWest or its agents or employees on behalf of the Partnership pursuant to or in connection with this Agreement shall be the property of the Partnership. If this Agreement is terminated for any reason, then PacWest shall, within fifteen (15) days of the Commencement Date of termination of PacWest's services, deliver to the Partnership the books, records, invoices and other documents generated or received by PacWest or its agents or employees in connection with the Management, Administration and Consulting services pursuant to this Agreement.

5.       PARTNERSHIP'S RIGHT TO AUDIT

         5.1 Right to Audit. The Partnership reserves the right to conduct examinations, by giving twenty-four (24) hours notice to PacWest, of the books and records maintained for the Partnership by PacWest. The Partnership also reserves the right to perform any and all additional audit tests relating to PacWest's activities, provided such audit tests are reasonable under the circumstances. Any and all such audits conducted by the Partnership will be at the sole expense of the Partnership and shall take place on a day or days other than weekends or holidays.

         5.2 Cooperation and Correction of Errors. PacWest shall cooperate and reasonably assist the Partnership and the Partnership's independent accountants during such audit.

If the Partnership or its independent accountants discover either material weaknesses in internal control or errors in record keeping, PacWest shall correct such discrepancies either upon discovery or within a reasonable period. PacWest shall inform the Partnership, in writing, of the action taken to correct such audit discrepancies.

6.       BANK ACCOUNTS

         6.1 Partnership Accounts. PacWest shall have the right to select all banks, savings and loan associations or other financial institutions for any of the following described accounts; provided, however, all banks, savings and loan associations or other financial institutions shall be FDIC insured unless the funds deposited are secured by government securities or unless otherwise authorized by the Partnership to invest in other instruments. All accounts shall be in the name of the Partnership and shall name PacWest as agent for the Partnership. PacWest shall give written notice to the Partnership of the number and location of all of the Partnership's accounts. If reasonable, the Partnership may direct PacWest to change any depository arrangement with respect to any account.

                  6.1.1 Partnership Distribution Account. A separate account will be opened by PacWest for partnership distributions (the "Partnership Distribution Account"). PacWest shall pay out of such Partnership Distribution Account such distributions to the partners as are permitted or required under the terms of the Partnership Agreement or as directed by the General Partner. PacWest shall maintain detailed records with respect to such distributions and shall provide to the Partnership an annual statement with respect to the Partnership Distribution Account.

                  6.1.2 Special Purpose Accounts. If required by the terms of any mortgage or loan document, a separate special purpose account (the "Special Purpose Accounts") shall be established by PacWest for such purposes as are designated in the mortgage or loan documents.

         6.2 Transfers Between Accounts. PacWest may transfer funds between such accounts as are established on behalf of the Partnership. PacWest shall maintain detailed records with respect to any such transfer.

7.       PAYMENT OF EXPENSES AND OF PERSONNEL

         7.1 Costs Eligible for Payment From Operating Account. PacWest shall, without the necessity of obtaining the Partnership's written consent, pay the following expenses directly from the Operating Account to the extent such expenses are directly related to the Management, Administration and Consulting services, subject to any and all limitations and conditions set forth in this Agreement, the Business Plan or the Partnership Agreement:

                  7.1.1 Costs to correct any violation of Federal, state and municipal laws, ordinances, regulations and orders relative to the leasing, use, repair and maintenance of the Property, or violations of any rules, regulations or orders of the local Board of Fire Underwriters or similar body, provided such costs are not the result of the negligence, willful misconduct or breach of this Agreement by PacWest or its employees, officers or directors.

                  7.1.2 Actual and reasonable costs of making all repairs, decorations and alterations to the Property, provided such cost is not the result of the gross negligence, willful misconduct or breach of this Agreement by PacWest or its employees or officers.

                  7.1.3 Costs incurred by PacWest in connection with all service agreements.

                  7.1.4 Reasonable legal fees of attorneys other than attorneys who are employees of PacWest.

                  7.1.5    Cost of capital expenditures on the properties.

                  7.1.6 Cost of printed checks for each bank account required by the Partnership.

                  7.1.7    Leasing commissions and consultant fees.

                  7.1.8 All property operating expenses (including without limitation and the cost of utility service, property taxes, insurance, and service contracts) and mortgage debt service.

                  7.1.9 Cost of advertising, and any special postage charges.

                  7.1.10 Cost of printed forms and supplies required for use at the Property or otherwise in connection with the Management, Administration or Consulting services.

                  7.1.11 Incidental out-of-pocket expenses incurred in any sale or refinance transaction.

                  7.1.12   Cost of tax appeal services.

                  7.1.13 Cost of audit or tax return services provided by the independent accountants.

                  7.1.14 Costs of salaries, expenses and travel for field management and maintenance personnel.

                  7.1.15 All other reimbursable costs specifically designated as such in writing by the Partnership or as set forth in the Business Plan including without limitation reimbursement of the General Partners for expenses incurred by the General Partners normally reimbursable under the Partnership Agreement.

                  7.1.16 Any amounts to be paid to PacWest  pursuant to Sections
10.1.1 or 10.1.2 may be paid from the Operating Account.

         7.2 Non-Reimbursable Costs. Except as otherwise specifically provided for in this Agreement, the following expenses or costs incurred by or on behalf of PacWest in connection with the Management, Administration and Consulting services shall be at the sole cost and expense of PacWest and shall not be reimbursed by the Partnership, unless the Partnership has consented in writing to such expense or cost, which consent may be given or withheld in the Partnership's sole and absolute discretion:

                  7.2.1 Reimbursement for services for which PacWest is entitled to compensation by way of a separate fee.

                  7.2.2 Cost of entertainment except as related to the promotion or marketing of Property and to investor or broker relations.

                  7.2.3  Non-field  office  employees   training   expenses  and
recruiting fees.

                  7.2.4  Costs   attributable   to  losses  arising  from  gross
negligence, willful misconduct, fraud or breach of this Agreement on the part of PacWest, PacWest's employees, officers or directors.

         7.3 Allocation of Costs and Expenses. In each instance where PacWest incurs a cost or expense for Management, Administration and Consulting services which benefit the Partnership and an asset owned by another entity, a portion of such cost or expense shall be charged to the account of the Partnership on a pro rata equitable basis.

80       AUTHORIZED AND UNAUTHORIZED ACTIVITIES

         8.1 Authorized Activities. Subject to any conditions and/or limitations specified in this Agreement, the Business Plan, the Partnership Agreement or loan documents, PacWest shall be permitted to undertake any of the activities listed below without obtaining the written consent of the Partnership. In all other instances, PacWest shall be required to obtain the Partnership's written consent before undertaking any activity in connection with Management, Administration and Consulting services. The Partnership may amend the following list in its reasonable discretion.

                  8.1.1 Enter into, renew and maintain contracts for utilities.

                  8.1.2 Collect rent, expense reimbursement and other income generated from the Property and other assets of the Partnership.

                  8.1.3 Keep records and develop a record-keeping system.

                  8.1.4 Arrange or contract for printing, duplicating and mailing services in connection with all reports and report preparation and other communications with the Partnership.

                  8.1.5 Open bank accounts, make deposits therein, and issue checks thereon.

                  8.1.6 Pay bills and loan or mortgage payments.

                  8.1.7 Obtain and verify bills for real estate and personal property taxes and improvement assessments and appeal assessments on behalf of the Partnership or delegate to an retain a third party to do so.

                  8.1.8 Arrange or contract for day-to-day maintenance of the Property.

                  8.1.9 Provide office space and facilities for field property management and maintenance personnel and those positions permitted pursuant to the Partnership Agreement.

                  8.1.10   Purchase office supplies.

                  8.1.11 Purchase supplies and services necessary for repair and maintenance of the Property.

                  8.1.12 Comply with federal, state and local laws, rules, orders and ordinances including filing of all reports.

                  8.1.13 Locate tenants to fill vacancies through advertising, real estate brokers or rental agencies.

                  8.1.14 Select tenants which are, in PacWest's best judgment, appropriate to fit in with existing tenants and check their financial qualifications for indications of likely continuous, problem-free rental income.

                  8.1.15   Deal with tenant complaints.

                  8.1.16   Prepare and execute leases.

                  8.1.17 Prepare rental units for new tenant occupancy.

                  8.1.18 Develop and execute a program of property improvements, alterations and modernization.

                  8.1.19 Hire on behalf of PacWest and supervise personnel to staff and maintain the Property.

                  8.1.20 Receive estimates and negotiate contracts with outside maintenance people and independent contractors.

                  8.1.21 Commence suits for rent or for use and occupancy of the Property (or any portion thereof) or commence suits for recovery of possession of the Property (or any portion thereof) and where and to the extent provided by law, terminate leases and lock out tenants.

                  8.1.22 Hire and/or terminate management companies and other service vendors.

                  8.1.23   Delegate authority to sub-agents or employees.

         8.2 Unauthorized Activities. The following activities, without limitation, shall in no event be undertaken by PacWest without first obtaining the written consent of the Partnership which consent may be obtained by General Partner approval of matters covered under the Business Plan.

                  8.2.1 List for sale, sell or purchase real property.

                  8.2.2 Sell or purchase any Partnership asset with a fair market value in excess of ($5,000). 8.2.3 Consummate the refinancing, refinance or restructure any Partnership loan, except in accordance with Section 10.1.1 of this Agreement.

                  8.2.4 Discontinue any loan payments or take any other action or omit to take any action constituting a default under a loan document.

                  8.2.5    Pledge any Partnership asset as collateral.

                  8.2.6 Make, execute or deliver for the Partnership any guaranty, indemnity bond or surety bond.

                  8.2.7 Make, execute or deliver any general assignments for the benefit of creditors.

                  8.2.8 Assign, transfer, pledge, compromise or release any Partnership claim except for full payment or arbitrate or consent to the arbitration of any disputes or controversies.

                  8.2.9    Do any act in contravention of this Agreement.

                  8.2.10  Do  any  act  in   contravention  of  the  Partnership
Agreement or Certificate of Limited Partnership.

                  8.2.11 Do any act which would make it impossible to carry on the Partnership business.

                  8.2.12   Confess a judgment against the Partnership.

                  8.2.13 Possess Partnership property or assign the rights of the Partnership in assets.

                  8.2.14 Commingle Partnership funds with those of any other person.

                  8.2.15 Borrow any amount on behalf of the Partnership or any General Partners except pursuant to Section 10.2 hereof.

         8.3 Limits of Power of Attorney. To facilitate the rendition of the Management, Administration and Consulting services by PacWest, the Partnership hereby constitutes and appoints PacWest as the Partnership's true and lawful attorney-in-fact, in the Partnership's name, place and stead and for the Partnership's use and benefit, to do those activities expressly authorized herein and to prepare and file all applicable filings, statements and records. The foregoing grant of authority is a special power of attorney coupled with an interest, is irrevocable and may be exercised by the attorney-in-fact in such form and manner as the attorney-in-fact deems appropriate including, without limitation, by signature or facsimile signature of the attorney-in-fact acting for the Partnership.

The Partnership shall execute on behalf of the Partnership and deliver to PacWest within ten (10) days after the Commencement Date, a limited power of attorney in recordable form including the foregoing powers and, without limitation, an express power to open bank accounts and make deposits and withdrawals therefrom in the name, and on behalf, of the Partnership and to bring all prosecute on behalf of the Partnership tax appeals and obtain all information about the Partnership and its assets from taxing and other governmental authorities.

9.0       INDEMNIFICATION AND COOPERATION

         9.1      Indemnifications.

                  9.1.1 Indemnification by PacWest. PacWest hereby agrees to save and hold the General Partners executing this Agreement, and their respective officers, directors, shareholders and general partners (collectively, "Related Parties") harmless and defend and indemnify them from and against any claim which may be made against any of them (including without limitation reasonable attorneys' fees and other costs and expenses incident to any suit, action or proceeding) arising out of or resulting from (i) the operation from and after the Commencement Date of each Partnership, to the extent caused by a grossly negligent act or omission of PacWest, expressly excluding, however, liability arising from acts or omissions of the General Partners or the Related Parties. PacWest shall have the right to decide whether any suit, action or proceeding is settled, tried or appealed and to select and supervise counsel in connection with any such suit, action or proceeding provided it shall have given written notice to the indemnitees and such indemnitees shall not have reasonably objected to the proposed action within five (5) days after receipt of such notice or PacWest shall have received the consent of the indemnitees to the proposed action, which consent will not be unreasonably withheld.

         Notwithstanding the foregoing or any other provision of this Agreement, no representation, warranty, undertaking or indemnity is provided under this Agreement by PacWest to the General Partners or the Related Parties for matters occurring or arising from acts or failures to act prior to the Commencement Date. Neither PacWest nor any of its affiliates shall have any liability to the General Partners or the Related Parties hereunder as a result of any fluctuation or reduction in the market or cash value of any Ownership Interest for any reason whatsoever other than gross negligence or intentional misconduct committed by PacWest or its affiliates.

         9.1.2 Indemnification by General Partners and Partnerships. The Partnerships, and each General Partner for itself alone, and not on behalf of any other General Partner, each hereby agrees (each an "Indemnitor" and collectively the "Indemnitors") to save and hold PacWest, its officers, directors, shareholders, employees and agents ("Indemnitees") harmless and defend and indemnify the Indemnitees from and against any liability (including without limitation reasonable attorneys' fees and other costs and expenses incident to any suit, action or proceeding) arising out of or resulting from (a) any liability or obligation, contingent or otherwise, including any deficit capital account payment obligation in excess of $300,000, arising from the Partnership of which that Indemnitor was a partner, or is in any way related by contract, arising prior to the Commencement Date; (b) Indemnitor's grossly negligent act or omission in regard to any Partnership occurring or arising from acts or failures to act prior to the Commencement Date; (c) the presence or suspected presence in, on, or about any real property owned by any Partnership or which any Partnership may have an interest in of any toxic or hazardous substance, material or waste (as defined in any applicable Federal, State or local law or regulation), including, but not being limited to, the costs of investigation, containment, removal and/or clean-up, whether or not the presence, or alleged presence, of such toxic or hazardous substance, material or waste constitutes a breach of any representation or warranty contained herein provided, however, the Indemnitors shall have liability under this subparagraph
(c) only with respect to any incident involving toxic or hazardous substances which occurred during the ownership of the property in question by a Partnership at a time when such Indemnitor had an interest therein or which such Indemnitor otherwise became aware of prior to the Commencement Date and shall not apply to any occurrence on or after the Commencement Date, or which occurred prior to the time the Indemnitor had an interest in the Partnership which owned the property in question and such Indemnitor is not, as of the Commencement Date, aware thereof; (d) losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws; or (e) any breach of this Agreement by such Indemnitor, including, without limitation, the falsity of any representation or warranty made herein by such Indemnitor. The Indemnitors shall have the right to decide whether any suit, action or proceeding is settled, tried or appealed and to select and supervise counsel in connection with any such suit, action or proceeding provided they shall have given written notice to the Indemnitees and such indemnitees shall not have reasonably objected to the proposed action within five (5) days after receipt of such notice or the Indemnitors shall have received the consent of the Indemnitees to the proposed action, which consent will not be unreasonably withheld.

         9.2 Cooperation. Should any claims, demands, suits or other legal proceedings be made or instituted by any person against the Partnership which arise out of any of the matters relating to the Partnership or this Agreement, PacWest shall give the Partnership all pertinent information possessed by PacWest and reasonable assistance in the defense or other disposition thereof.

100      CONSIDERATION

         10.1     Compensation to PacWest.

                  10.1.1 Property Management Fees. In consideration of the services rendered by PacWest hereunder, the Partnership agrees to pay PacWest, when and if any Partnership has properties to manage, in lawful money of the United States, a fee for managing the property (the "Property Management Fee") in a sum equal to 5% of the Gross Rental Revenue (defined below) of the Property.

The Property Management Fee shall be payable monthly on the basis of the Gross Rental Revenue achieved as set forth in the Monthly Report. "Gross Rental
Revenue" shall refer to all income collected by PacWest from tenants of the Property and payable to or for the benefit of the Partnership (including rental or business interruption insurance collected in-lieu of rental income, expense pass-through items such as real property taxes and insurance, and rentals or fees paid for parking), excluding, however:

                           a. Security deposits, until such deposits are applied as rental income upon termination of a lease;

                           b. Rents paid in advance of the date such rents are due, until the date on which such payments are due as rent;

                           c. Monies collected for capital items which are paid for by tenants;

                           d. Interest on bank accounts maintained with respect to the Property;

                           e. Settlements or recoveries in judicial proceedings representing other than compensation for lost rental;

                           f. Any income constituting debt service on a tenant improvement loan.

                  10.1.2 Asset Administration Fee. In consideration for the services rendered by PacWest hereunder, the Partnership fee for administration of the Partnership and its assets in the amounts set forth in regard to each Partnership is set forth on Exhibit E attached hereto. Said fees are payable in advance, quarterly, commencing on the commencement Date. For the Asset Administration Fees, PacWest is required to provide the following specified services to the Partnership: (i) Portfolio Management Services (cash management), Partnership business plans, partnership long range forecasting, review and approval of property budgets, supervision of property tax appeals, annual Partnership and property valuations, loan administration, mortgage receivable servicing, lease analysis and review, risk management, and disposition timing analysis; (ii) Investors Services (preparation and distribution of K-l's, preparation and distribution of quarterly and annual reports, communications (telephone and written) processing of distribution payments, maintenance of investor and account executive database; and (iii) Accounting Services (preparation and filing with the Securities and Exchange
Commission of Forms 10-K, 10-Q and 8-K, preparation of annual financial statements, coordination of audit and preparation of all audit schedules, preparation of income tax schedules and coordination of tax returns, monthly Partnership financial statements, routine loan administration). Reimbursement of the following costs shall be paid to PacWest by the Partnership in addition to the Asset Administration Fees described in Exhibit E hereto. The costs of specific Partnership-related items provided by unaffiliated third parties (for example, printing and postage for mass mailings) shall also be separately reimbursed to PacWest by the Partnership.

                  10.1.3 Reimbursable Employee Costs. The Partnership shall reimburse PacWest out of the Operating Account for the costs of gross salaries and wages or pro rata share thereof, payroll taxes, insurance, workers' compensation, travel, all office expenses, and other fringe benefits of those field property management and maintenance personnel of PacWest engaged with respect to the Property and personnel who provide services customarily provided at the Property.

If any field property management or maintenance personnel of PacWest are independent contractors of PacWest, then the Partnership shall similarly reimburse PacWest for those independent contractors engaged with the respect to the Property who provide such services. The employees' salaries and costs of independent contractors of PacWest which constitute reimbursable operating expenses shall be allocated between the Partnership in accordance with the terms of the Partnership Agreement and all other partnerships and/or other entities benefiting from the services of such employees on a pro rata equitable basis.

                  10.1.4 Participation Fee. As further consideration for the services rendered and the funds to be advanced by PacWest hereunder, PacWest shall receive a Participation Fee to be paid by the Partnerships upon the sale of a Property by a Partnership. The Participation Fee for each property shall be as set forth on Exhibit F hereto.

                  10.1.5 Joint Ventures. References herein to the property acquired, owned or disposed of by the Partnership shall include the Partnership's interest from time to time in any property held by any joint venture, partnership or other entity or form of ownership in which the Partnership has an interest ("Partnership's Share in Property").

Without limiting the generality of the foregoing, the property management fee, asset administration fee, transaction fee, refinancing fee and any other fee which may become payable to PacWest shall apply to and be based upon not only any wholly owned property, but also the Partnership's share in property to the extent of and in proportion to such Partnership's Share in Property.

                  10.1.6 Accrual Upon Change in Manager. If PacWest ceases to serve under this Agreement for the Partnership as of any day for any reason, PacWest shall be entitled to receive and retain all fees and reimbursements with respect to the Partnership which have been earned and as to which PacWest is entitled to payment as of the Commencement Date of the termination, irrespective of the date on which the date on which the fee or reimbursement is effected.

         10.2 Obligations of PacWest. In addition to the other obligations and duties of PacWest described herein, PacWest shall also be obligated as follows:

                  10.2.1 Loans. To assure the maintenance and preservation of the Partnerships' assets, PacWest will provide to the Partnerships loans in the aggregate amount of up to $2,500,000 (the "Loans"), which Loans will be disbursed to the Partnerships in the amounts and for the uses and purposes set forth in the Business Plan. The Loans will be secured by the borrowing Partnerships' assets under the following terms and conditions, pursuant to the form of promissory note (the "Note") and Deed of Trust set forth respectively as Exhibits G and H hereto:

                           (a) Interest on such Note shall be paid at the rate of 12% per annum, payable monthly in arrears;

                           (b) Principal on such Note shall be paid solely from the sale proceeds and/or a refinancing of a property which secures the Note, or if this Agreement is terminated prior to such a sale, pursuant to Sections 11.3 and/or 11.7 hereof;

                           (c) The maximum amount of a Loan for any Partnership shall not exceed a loan-to-value ratio of fifty percent (50%); i.e., the amount of funds loaned to any Partnership shall be secured by properties owned by the Partnership valued at an amount determined in good faith by PacWest and the General Partner thereof, which is equal to twice the amount of the Loan, unless PacWest agrees in writing to a higher loan-to-value ratio;

                           (d) The Loans shall be secured by a first deed of trust on the properties which act as security for such Loans; and

                           (e) The Loans shall be repaid in full prior to the making of any distributions of any type by the borrowing Partnership to any of its Partners or the redemption of any Partnership interest.

PacWest, at its option, may fund the Loans directly or may secure third party financing for the Loans; provided, however, that if third party financing is obtained by PacWest, PacWest will guarantee such Loan so that the Partnerships will have no risk of repayment to the third party lender.

11.0      TERMINATION

         11.1 Termination. This Agreement shall remain in effect, except as otherwise proved herein, until the winding up, termination or dissolution of the Partnership has been completed. This Agreement is severable and may be terminated as set forth in this Article 11 as to any of the Partnerships listed in Schedule A hereto without affecting the continued validity of this Agreement as to the remaining partnerships.

         11.2 Termination by the Partnership for Cause. The General Partner shall have the right to terminate this Agreement at any time with cause. For purposes of this Section, "cause" shall mean the occurrence of any one or more of the following events: (a) cessation on the part of PacWest to do business or, if required by law, to qualify to do business; (b) failure of PacWest to deal with and account for Partnership funds in a commercially reasonable and honest manner, if such default continues for a period of thirty (30) days after written notice thereof is given by the General Partner to PacWest; provided however, that if a default is curable only within a period of time longer than thirty
(30) days, then "cause" shall not have occurred hereunder unless PacWest fails to commence to cure the default with due diligence within the thirty (30) day period or thereafter fails to prosecute said cure to completion with due diligence within a reasonable period of time; (c) the occurrence of any default in the performance of any material covenant or agreement of PacWest contained herein, if such default continues for a period of thirty (30) days after written notice thereof is given by the General Partner to PacWest; provided however, that if a default is curable only within a period of time longer than thirty
(30) days, then "cause" shall not have occurred hereunder unless PacWest fails to commence to cure the default with due diligence within the thirty (30) day period or thereafter fails to prosecute said cure to completion with due diligence within a reasonable period of time; (d) the performance by PacWest of any act with respect to the Property which is outside the scope of PacWest's rights or obligations hereunder, unless authorized by the Partnership. The events of cause described in subsection (a) above, shall, at the sole election of the General Partner, effect an immediate termination of this Agreement upon thirty (30) days written notice to PacWest, provided PacWest does not, within such notice period, qualify to do business or recommence business or correct any failure to deal with the accounts as described so as to result in no economic detriment to the Partnership.

Termination for an event of cause enumerated in subsections (b) and (c) above shall be effected immediately upon the General Partner's written notice of termination to PacWest. With respect to any event of cause enumerated in subsection (d), the Partnership shall give written notice to PacWest of the alleged occurrence of such event of cause. Within five (5) days thereafter, PacWest shall either cure the alleged event of cause, or shall provide the Partnership with written notice that PacWest disputes the existence of the event of cause, giving PacWest's reason. Failure of PacWest to provide the notice as specified herein shall permit the Partnership to effect immediate termination of this Agreement upon the Partnership's written notice to PacWest of such termination.

         11.3 Termination by the Partnership Without Cause. The General Partner shall have the right to terminate this Agreement with respect to any Partnership at any time without cause by providing PacWest with a 90-day written notice of termination for the terminating Partnership. During the 90-day period, PacWest shall continue to provide its services under this Agreement and shall assist the General Partner and any new manager with whatever is reasonably necessary to insure a smooth management transition. During the 90-day period, PacWest shall continue to be paid all of its fees set forth in this Agreement and shall also be entitled to the liquidated damages set forth in Section 11.7 hereof. Upon receipt of the 90-day written notice, PacWest shall no longer be required to provide for or make any further Loans under Section 10.2.1 hereof to the terminating Partnership, and the principal of any Loans previously made by PacWest (but not third party Loans secured by PacWest) shall be due and payable by the terminating Partnership three years from the date of the 90-day written notice, with monthly payments of interest thereon, commencing 30-days after the 90-day written notice.

         11.4 Termination by PacWest. PacWest shall have the right to terminate this Agreement in accordance with this Section in the event the Partnership fails to pay PacWest any fee or reimbursement provided for herein or to perform any material obligation under this Agreement. PacWest shall give written notice to the Partnership of the Partnership's failure to pay any fee or reimbursement to PacWest or to perform any material obligation under this Agreement. Within fifteen (15) days thereafter, the Partnership shall either pay PacWest the requisite fee or reimbursement or perform the obligation in question, as appropriate, or shall provide PacWest with written notice that the Partnership disputes that the fee, reimbursement or performance is due PacWest, giving the Partnership's reason. Failure of the Partnership to provide PacWest with the fee, reimbursement or performance or to provide the notice as specified herein shall permit PacWest to effect immediate termination of this Agreement upon PacWest's written notice to the Partnership of such termination.

         11.5 Final Accounting. Upon termination of this Agreement, PacWest shall deliver to the Partnership the following with respect to the Management, Administration and Consulting services:

                  11.5.1 A final accounting, reflecting the balances of the Partnership's assets, liabilities, capital, income and expense accounts as of the date of termination, to be delivered within thirty (30) days after such termination.

                  11.5.2 Any balance or monies of the Partnership or tenant security deposits, or both, held by PacWest with respect to the Partnership's assets, to be delivered within fifteen (15) days after such termination.

                  11.5.3 All records, contracts, leases, tenant correspondence files, receipts for deposits, unpaid bills and other papers or documents which pertain to the Partnership and the Partnership's assets, to be delivered within fifteen (15) days after such termination.

Upon such termination, the Partnership will assume responsibility for payment of all approved or authorized unpaid bills.,

         11.6 Obligation to Vacate. Upon termination of this Agreement, PacWest shall promptly vacate any office space provided by the Partnership for the location of PacWest's personnel.

         11.7 Liquidated Damages. In the event that this Agreement is terminated as to any one or more of the Partnerships at any time prior to the date five (5) years after the Commencement Date, PacWest shall receive from the Partnership as to which the termination occurs the following payments and notices with respect to the terminating Partnership:

                  11.7.1 Written notice from the terminating Partnership at least 90-days prior to the termination date during which period PacWest shall continue to receive all of the fees and payments due it under this Agreement.

                  11.7.2 If this  Agreement is terminated  for cause pursuant to
Section 11.2 hereof, PacWest shall not be entitled to any Participation Fee set forth in Section 10.1.4 hereof. If this Agreement is terminated without cause pursuant to Section 11.3, PacWest shall be entitled to the Participation Fee set forth in Section 10.1.4 hereof, as set forth on Schedule F hereof when the terminating Partnership sells its properties or any interest in any joint venture in which a Partnership has participated pursuant to Section 10.5 hereof.

                  11.7.3 All Loans made by PacWest shall be subject to the same terms and conditions as if the Partnership had terminated this Agreement pursuant to Section 11.3 hereof.

120      MISCELLANEOUS

         12.1 Notices. All notices, demands, consents and reports provided for in this Agreement shall be in writing and shall be given to the Partnership's or PacWest at the addresses set forth below or at such other address as they individually may specific thereafter in writing:

PacWest:                            27740 Jefferson Avenue, Suite 200
                                    Temecula, CA 92590
                                    Attention: Dan Stephenson

GENERAL PARTNERS                    TMP Investments, Inc.
AND PARTNERSHIP:                    801 N. Park Center Drive, #235
                                    Santa Ana, CA 92705
                                    Attention: William O. Passo

Such notice or other communications may be mailed by United States registered or certified mail, return receipt requested, postage prepaid, and may be deposited in a United States Post Office or a depository for the receipt of mail regularly maintained by the post office. Such notices, demands, consents and reports may also be delivered by hand, including Federal Express or other recognized overnight delivery service regularly providing proof of delivery. For purposes of this Agreement notices will be deemed to have been "given" upon personal delivery hereof or upon the expiration of forty-eight (48) hours after deposit in the United States mails as provided above.

         12.2 No Assignment. This Agreement and all rights hereunder shall not be assignable by PacWest, voluntarily or by operation of law, except to a Related Party, without the prior written consent of the Partnership, which consent may be withheld by the Partnership in its sole and absolute discretion in the cause of any other proposed assignment.

         12.3 Consents and Approvals. All consents or approvals shall be in writing and shall not be unreasonably withheld unless otherwise specified.

         12.4 Amendments. Except as otherwise provided, any and all amendments, additions or deletions to this Agreement shall be null and void unless approved by the parties in writing.

         12.5 Headings. All headings are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

         12.6 Representations. PacWest represents and warrants that it is fully qualified and licensed, to the extent required by law, to perform the Management, Administration and Consulting services and all obligations assumed by PacWest hereunder. PacWest agrees to comply with all such laws now or hereafter in effect.

         12.7 Time of Essence. Time is of the essence of this Agreement and each and every term and provision hereof.

         12.8 Governing Law. The performance and interpretation of this Agreement shall be controlled by the laws of the State of California.

         12.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, together, shall constitute one and the same instrument.

         12.10 Attorneys' Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or in the event of any other alleged dispute, breach or default arising out of or in connection with this Agreement, the unsuccessful party in any such action or dispute shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, all court costs and reasonable attorneys' fees.

         12.11 No Third Parties Benefitted. This Agreement is made and entered into for the sole protection and benefit of the Partnership and PacWest. No other persons or entities will have any right of action under this Agreement or any right to any funds payable hereunder.

         12.12 Relationship of the Partnership and PacWest. The Partnership and PacWest intend that the relationship between them shall be solely that of owner and independent contractor manager for all purposes. Nothing contained in this Agreement or its Exhibits shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between the Partnership and PacWest, or to give PacWest any equity interest in the Partnership or the Partnership's assets.

         12.13 Exhibits. The following exhibits are attached to this Agreement:

         Exhibit A - General Partner and Partnership List Exhibit B - Description of Partnership Property Exhibit C - Business Plan Exhibit D
         - Transition Agreement Exhibit E - Asset Administration Fee Exhibit F - Participation Fee Payable to PacWest Exhibit G - Form of Promissory Note Exhibit H - Form of Deed of Trust

         IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

PACWEST Inland Empire, LLC

         /s/ Daniel W. Stephenson
         ------------------------
By:
         Daniel W. Stephenson,
         Manager

GENERAL PARTNERS:

         The undersigned hereby join in the above Agreement.

TMP INVESTMENTS, INC.

         /s/ William O. Passo
         --------------------
By:
         William O. Passo,
         President

TMP PROPERTIES

        /s/ William O. Passo
        --------------------
By:
         William O. Passo,President

        /s/ Scott E. McDaniel
        ---------------------
By:
         Scott E. McDaniel, Partner

       /s/ Anthony W. Thompson
       -----------------------
By:
         Anthony W. Thompson, Partner


TMP BLOOMINGTON II, LTD.
By: Its General Partner
 TMP INVESTMENTS, INC.

       /s/  William O. Passo
       ---------------------
By:
         William O. Passo,
         President

TMP INLAND EMPIRE II, LTD. By: Its General Partner
 TMP INVESTMENTS, INC.

       /s/  William O. Passo
       ---------------------
By:
         William O. Passo,
         President

TMP INLAND EMPIRE III, LTD. By: Its General Partner
 TMP INVESTMENTS, INC.

        /s/  William O. Passo
        ---------------------
By:
         William O. Passo,
         President

TMP INLAND EMPIRE IV, LTD. By: Its General Partner
 TMP INVESTMENTS, INC.

         /s/  William O. Passo
         ---------------------
By:
         William O. Passo,
         President

TMP INLAND EMPIRE V, LTD. By: Its General Partner
 TMP INVESTMENTS, INC.

          /s/  William O. Passo
          ---------------------
By:
         William O. Passo,
         President

TMP INLAND EMPIRE VI, LTD. By: Its General Partner
 TMP INVESTMENTS, INC.

           /s/  William O. Passo
           ---------------------
By:
         William O. Passo,
         President

TMP INLAND EMPIRE VII, LTD. By: Its General Partner
 TMP INVESTMENTS, INC.

         /s/  William O. Passo
         ---------------------
By:
         William O. Passo,
         President

TMP TUSCANY OAKS, LTD. By: Its General Partner
 TMP INVESTMENTS, INC.

         /s/  William O. Passo
         ---------------------
By:
         William O. Passo,
         President

TMP LAND FUND, LTD. By: Its General Partner
 TMP INVESTMENTS, INC.

          /s/  William O. Passo
          ---------------------
By:
         William O. Passo,
         President

TMP LAND MORTGAGE FUND, LTD. By: Its General Partner
 TMP INVESTMENTS, INC.

          /s/  William O. Passo
          ---------------------
By:
         William O. Passo,
         President

TMP MORTGAGE INCOME PLUS, L.P. By: Its General Partner
 TMP INVESTMENTS, INC.

          /s/  William O. Passo
          ---------------------
By:
         William O. Passo,
         President

                                    EXHIBIT A

                      General Partners and Partnership List



                   Partnerships                       General Partner

TMP Bloomington II LTD,                 William O. Passo, Anthony W. Thompson,
a California limited partnership        Scott E. McDaniel of TMP Properties, a
                                        California General Partnership and TMP
                                        Investments Inc.


TMP Inland Empire II LTD,               William O. Passo, Anthony W. Thompson,
a California limited partnership        Scott E. McDaniel of TMP Properties, a
                                        California General Partnership and TMP
                                        Investments Inc.

TMP Inland Empire III LTD,              William O. Passo, Anthony W. Thompson,
a California limited partnership        Scott E. McDaniel of TMP Properties, a
                                        California General Partnership and TMP
                                        Investments Inc.

TMP Inland Empire IV LTD,               William O. Passo, Anthony W. Thompson,
a California limited partnership        Scott E. McDaniel of TMP Properties, a
                                        California General Partnership and TMP
                                        Investments Inc..

TMP Inland Empire V LTD,                William O. Passo, Anthony W. Thompson,
a California limited partnership        Scott E. McDaniel of TMP Properties, a
                                        California General Partnership and TMP
                                        Investments Inc.

TMP Inland Empire VI LTD,               William O. Passo, Anthony W. Thompson,
a California limited partnership        Scott E. McDaniel of TMP Properties, a
                                        California General Partnership and TMP
                                        Investments Inc.

TMP Inland Empire VII LTD,              William O. Passo, Anthony W. Thompson,
a California limited partnership        Scott E. McDaniel of TMP Properties, a
                                        California General Partnership and TMP
                                        Investments Inc.

TMP Tuscany Oaks LTD,                   William O. Passo, Anthony W. Thompson,
a California limited partnership        Scott E. McDaniel of TMP Properties, a
                                        California General Partnership and TMP
                                        Investments Inc.

TMP Land Fund LTD,                      William O. Passo, Anthony W. Thompson,
a California limited partnership        Scott E. McDaniel of TMP Properties, a
                                        California General Partnership and TMP
                                        Investments Inc.

TMP Land Mortgage Fund LTD,             William O. Passo, Anthony W. Thompson,
a California limited partnership        Scott E. McDaniel of TMP Properties, a
                                        California General Partnership and TMP
                                        Investments Inc.

TMP Mortgage Income Plus LTD,           William O. Passo, Anthony W. Thompson,
a California limited partnership        Scott E. McDaniel of TMP Properties, a
                                        California General Partnership and TMP
                                        Investments Inc.

                                    EXHIBIT B

                       Description of Partnership Property



Partnerships                      Location                      Acres     Zoning


TMP BLOOMINGTON II         SEC Mission Blvd & Agate Street      4.22      C1


TMP INLAND EMPIRE II       Baseline &Village Center             18        CC

TMP INLAND EMPIRE III      River Rd & Ethanac                   219       R1

TMP INLAND EMPIRE IV       Circle C Road                        320       R1
                           S Oleander & W Seaton                10        I
                           Perris Blvd & Markham St             6.44      C-2
                           Rodeo Dr & Green Tree/Pebble Beach   17        R-4
                           Village Drive & Armagosa             25        C1-R3

TMP INLAND EMPIRE V        Ethanac & Sophie                     8.93      R
                           S. Highland & Tamarind               10        M-1R
                           Airbase Rd & Beaver                  40        R1
                           Mojave & Amethyst                    7         C
                           Mojave & Amethyst                    10        C
                           S Mojave Dr & Mesa Linda S           11        C2
                           SEC Amethyst & Rancho Rd             283       All
                           Bellflower & North Yucca             4.49      C

TMP INLAND EMPIRE VI  State St & Romona Blvd                   10.48     C-2
                      Baxter & Meadowlark Lane                 38        5 min
                      I-10 Freeway & Chase School              76        CPS-IP
                      SWC River Rd & Mapes St.                 31        R1
                      3rd St. & Old Ranch Rd                   12.46    1/2 min.
                      18.22 Adelanto                           18.22     R1
                      NEC Koala & Crippen                      42.44     R1

TMP INLAND EMPIRE VII SEC Nuevo & Evans                         9.6      C2
                      NEC Cactus & Racoon                      18.3      DL
                      Mesa Linda & Dos Palmas                  70        41
                      SEC of Hwy 395 & Hopland Ave             19.5      C2
                      22305 Oleander Ave.                      18        M1

TMP TUSCANY OAKS      Wasson & Old Ranch Rd                   200        R1
                      Brookside & Hannon                       60        3/4 min
                      Mesa Linda-Golden Triangle Area          14        DS

TMP Land Fund I       Cactus & Daisy-Aster                     39         R
                      Palmdale & Bellflower                    14.81      C
                      Richardson & Joshua                      10        DS

Land Mortgage Fund    San Jacinto Residential                            R1
                      NEC Newport and Bradley Rd               10.84      C
                      Fox Olsen Res. Newport and Bradley Rd.   12.5      R1
                      Sunset Ave & Interstate 10               44.9       C
                      Remington Hills JV                       50        R1
                      Peppertree J.V.

Mortgage Income Plus  Maple Bus. Ctr Bellflower & Verbina      10        R1
                      Rancho Cucamonga J.V. TMP Homes          13        R1
                      Elsinore 73 ac. Wasson Canyon           171        R1

                                    EXHIBIT F

                      Participation Fee Payable to PacWest1


                                            Amount of
                                           -Subordinated
                       Partnership         ticipation Fee


TMP BLOOMINGTON II                             9%

TMP INLAND EMPIRE II                           10%

TMP INLAND EMPIRE III                          14%

TMP INLAND EMPIRE IV                           14%

TMP INLAND EMPIRE V LTD                        15%

TMP INLAND EMPIRE VI LTD                       12%

TMP INLAND EMPIRE VII LTD                      14%

TMP TUSCANY OAKS LTD                           15%

TMP LAND FUND LTD                              12%

TMP LAND FUND LTD                              12%

TMP LAND MORTGAGE FUND LTD.
     1.   San Jacinto Residential              13%
     2.   C-1 NEC Newport and Bradley Rd       13%
     3.   45 R-1 Newport and Bradley Rd        3%*
     4.   Sunset Ave. & Interstate 10          13%
     5.   Remington Hills J.V.                 3%*
     6.   PepperTree J.V.                      3%*


TMP MORTGAGE INCOME PLUS, LTD.
     1.   Maple Bus. Ctr Bellflower            14%
     2.   Rancho Cucamonga J.V.                3%*
     3.   Elsinore 73 Ac. Wasson Canyon        14%

*Calculated with reference to controlled la

Above percentages shall be applied to net partnership sales proceeds which shall be calculated by taking the net property sale proceeds payable to the Partnership after paying all loans, all interest, all unpaid taxes and the closing costs and commissions and deducting all asset administration fees previously paid to the Partnership.


         1 A 12% non-subordinated participation fee will be paid for any Partnership Property not described in Exhibit B.